UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 18, 2010

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code     (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.  Other Events

On May 18, 2010, LSB Industries, Inc. (the “Company”) purchased a total of $2,000,000 aggregate principal amount of its 5.5% Convertible Senior Subordinated Debentures due 2012 (the “Debentures”) for $1,999,000, plus accrued interest. The Company will incur a nominal loss from this purchase. The purchase price was funded from the Company’s working capital.  This purchase was unsolicited by the Company and was privately negotiated.

The Debentures are convertible by the holders, in whole or in part, into shares of the Company’s common stock prior to their maturity at a conversion rate of 36.4 shares of the Company's common stock per $1,000 principal amount of Debentures (representing a conversion price of $27.47 per share of common stock), subject to adjustment under certain conditions. The closing price of the Company’s common stock on May 18, 2010 was $18.29 per share.  As of the date of this report, $27.4 million aggregate principal amount of the Debentures remain outstanding, which includes $5.0 million of the Debentures being held by our Chairman of the Board and Chief Executive Officer, members of his immediate family (spouse and children), including our Vice Chairman and President, entities owned by them and trusts for which they possess voting or dispositive power as trustee.

This report is not an offer or a solicitation of an offer to sell or exchange any security.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 21, 2010
LSB INDUSTRIES, INC.

By: /s/Jack E. Golsen
Jack E. Golsen, Chairman of the Board and
Chief Executive Officer